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                                                                    EXHIBIT 99.1

Monday May 21, 8:52 pm Eastern Time

Press Release

SOURCE: Bay View Capital Corporation

Bay View Announces Rights Offering Results

SAN MATEO, Calif., May 21 /PRNewswire/ -- Bay View Capital Corporation (NYSE:
BVC-news) announced today that of the 23,965,477 shares offered through its previously announced rights offering, basic subscription shares totaled 21,998,233 shares or approximately 91.8% of the shares offered. The remaining 1,967,244 shares will be allocated to parties who submitted over-subscriptions. Over-subscription requests totaled 11,246,059 shares or $51.6 million. Consequently, the standby purchasers will not be called upon to acquire any shares of common stock.

Basic subscription shares are expected to be delivered beginning Tuesday, May 22, 2001. The allocation of the over-subscription shares is in process and is expected to be completed shortly.

Bay View Capital Corporation is a commercial bank holding company headquartered in San Mateo, California. The Company's principal subsidiary is Bay View Bank, a nationally chartered commercial bank which is the largest deposit franchise exclusively serving the San Francisco Bay Area with 57 full-service branches. Bay View offers a full array of retail and commercial banking products and services to customers throughout the nation.

SOURCE: Bay View Capital Corporation